Exhibit 3

Exhibit 3 for the Atlantic Bond Filing

Registrant	Assets (in millions)	Amount of Single Insured Bond
Columbia Funds Series Trust I	$64,363.593	$2,500,000
Columbia Funds Variable Insurance Trust	6,854.142	$2,500,000